Exhibit 99.1

[USI LOGO]

Contact: Robert S. Schneider

U.S.I. Holdings Corporation

914 747 8702

bob.schneider@usi.biz

U.S.I. Holdings Corporation Announces

Agreement to Acquire Hastings-Tapley

San Francisco, CA – May 15, 2003 – U.S.I. Holdings Corporation (“USI”) (NASDAQ:USIH) today announced it has reached an agreement in principle to acquire all the issued and outstanding capital stock of Woburn, Massachusetts-based Hastings-Tapley Insurance Agency, Inc (“Hastings-Tapley”). The consummation of the transaction is expected to occur in the second quarter of 2003. Terms of the transaction, which is subject to execution of definitive agreements and other customary closing conditions, were not disclosed.

Hastings-Tapley has been a Massachusetts institution for over 130 years and provides property and casualty insurance, risk management, and employee benefits principally to middle market clients. Hastings-Tapley has offices in Massachusetts and Connecticut and is expected to contribute approximately $12 million of revenues to USI.

The proposed acquisition of Hastings-Tapley is a product of USI’s strategy for continued growth throughout New England and provides significant additional capabilities and resources to USI’s current New England offices located in Massachusetts, New Hampshire, and Rhode Island. Additionally, Hasting-Tapley will have access to the fully integrated products and services provided by USI.

Commenting on the transaction, David L. Eslick, USI’s Chairman, President and CEO, said, “Hastings-Tapley is one of the most respected and prominent insurance agencies in the Boston area. We are pleased that we have attracted such a talented group of professionals as part of our focus to expand USI’s presence in New England. We are also pleased that Don Lewis, President & CEO of Hastings-Tapley, will assume the duties of President for USI New England. Don will report to Tim Murray, the CEO of USI New England.”

Also commenting on the news, Don Lewis, Hastings-Tapley’s President & CEO said, “USI values the fundamentals on which we have built Hastings-Tapley – that superior technical insurance people are a cornerstone and that client service decisions are best made at the local, account executive and account manager level. We have long wanted to provide ownership to the many employees who have helped us become who we are today; this proposed merger provides the opportunity for us to make them immediate stockholders in USI.”

This press release may contain certain statements relating to future results that are forward-looking statements. These statements are not historical facts, but instead represent USI’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside of USI’s control. It is possible that USI’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. The following factors, among others, could cause actual results to differ materially from those described herein: the execution of a definitive agreement is subject to final negotiation and certain conditions precedent; the risk that Hastings-Tapley’s business will not be integrated successfully; the risk that the anticipated contributions of Hastings-Tapley are not achieved; and other economic, business and competitive factors affecting Hasting-Tapley’s business generally. Further specific information concerning USI and its business, including factors that potentially could materially affect USI’s financial results, are contained in USI’s filings with the Securities and Exchange Commission. All forward-looking statements included in this press release are made only as of the date of this press release, and USI does not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that subsequently occur or of which USI hereafter becomes aware.

About U.S.I. Holdings Corporation

Founded in 1994, USI is a leading distributor of insurance and financial products and services to small and mid-sized businesses throughout the United States. USI is headquartered in San Francisco and operates out of 61 offices in 20 states.